Exhibit 2

Memorandum of Understanding

Dated December 9, 2014

by and between

Abengoa, S.A.

and

Abengoa Yield plc

This Memorandum of Understanding (“MoU”) is made on December 9, 2014, (“Effective Date”) by and between:

(1)                              Abengoa, S.A., a company organized under the laws of the Kingdom of Spain, with registered number A41002288 whose registered office is at Campus Palmas Altas, C/Energía Solar,1, Seville, (“Abengoa”); and

(2)                              Abengoa Yield plc, a public limited company incorporated and registered in England and Wales, with registered number 08818211 whose registered office is at Great West House (GW1), Great West Road, Brentford, Middlesex, United Kingdom, TW8 9DF (the “Company”).

Abengoa and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas:

(A)       Abengoa provides innovative solutions for a diverse range of customers in the energy and environmental sectors;

(B)       The Company was incorporated by the Abengoa group to serve as its primary vehicle for owning, operating and acquiring renewable energy, conventional power, transmission lines and other contracted revenue-generating assets;

(C)       In June 2014 an initial public offering was conducted on the Nasdaq Stock Market of, approximately, 35% of the ordinary share capital of the Company. Abengoa currently indirectly holds 64.2% of the equity interest of the Company;

(D)       Abengoa and the Company have declared their interest in amending the corporate governance documents of the Company as appropriate before June 2015 in order to introduce the terms and changes described herein (hereinafter the “Corporate Governance Proposal”); and

(E)        Abengoa and the Company wish to enter into this MoU to set out the corporate governance framework upon which they shall work towards jointly with a view to implementing the Corporate Governance Proposal.

Now therefore, the Parties agree as follows:

1.              Interpretation

In this MoU, unless the context otherwise requires, the provisions in this Clause 1 apply:

“ACI” means Abengoa Concessions Investments Limited, a private limited company incorporated and registered in England and Wales, with registered number 08818214 whose registered office is at Great West House (GW1), Great West Road, Brentford, Middlesex, United Kingdom, TW8 9DF;

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any governmental authority and quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or governmental authority of competent jurisdiction affecting or relating to the person or property in question;

“Appointments and Remuneration Committee” means the Appointments and Remuneration Committee of the Company;

“Business Day” means any day other than a Saturday, Sunday or any legal holiday in Madrid or London;

“Corporate Governance Proposal” has the meaning set forth in Recital D;

“Director” means any director of the Company;

“Minimum Shareholding” has the meaning set forth in the Articles of Association of the Company; and

“Notice” has the meaning set forth in Clause 6.

Unless otherwise stated, references to Clauses shall be references to Clauses in this MoU.

2.              Term

2.1.         This MoU shall commence on the Effective Date and shall continue for a period of seven (7) months from the Effective Date unless terminated earlier by either Party by giving written notice to the other Party. Such termination shall not give rise to any further compensation, obligation or liability of any nature whatsoever.

2.2.         This MoU may be renewed for a further period to be mutually agreed by the Parties.

3.              Purpose

This MoU shall serve as a general framework for the guiding principles upon which the Parties shall work jointly to define and elaborate the necessary steps to amend the Company’s corporate governance documents in accordance with the terms set out in Clause 4.

4.              Corporate Governance Proposal

4.1.         The Parties agree to work jointly during the term of this MoU in order to amend the Company’s corporate governance documents, including but not limited to the Articles of Association of the Company, to the extent permitted by Applicable Law and subject to this Clause 4, in accordance with the following terms:

(i)        No member of the Company shall have the right to appoint or recommend either the majority or even half of the Directors to the Board of the Company.

(ii)     ACI shall be entitled to nominate for recommendation by the Appointments and Remuneration Committee a number of proposed Directors in proportion to the Minimum Shareholding provided that such number shall be less than half of the Directors on the Board. The Appointments and Remuneration Committee shall review ACI’s nominees and either approve or reject them provided that such rejection is reasonably justified. If the Appointments and Remuneration Committee rejects ACI’s nominees, the committee will give ACI a reasonable period of time to propose alternative nominees.

(iii)  Certain matters, named “strategic matters”, shall be required to be approved by the Board of Directors of the Company. Abengoa and the Company undertake to work together in order to define the matters to be so reserved and such matters shall include but not be limited to the following: (a) significant investments by the Company, (b) significant divestitures by the Company, and (c) the entering into of significant indebtedness of any kind by the Company.

(iv) ACI, as a member of the Company, shall not be entitled to exercise more than 40% of the voting rights in the Company regardless of its shareholding in the Company.

4.2.         In respect of the matter set out in Clause 4.1(iv), the Parties agree to extend the term of this MoU beyond June 2015 as necessary.

4.3.         The Parties agree that any proposal to enter into legally binding agreements in relation to the implementation of the terms under Clauses 4.1 and 4.2 shall remain subject to all appropriate internal and external approvals of each Party, including any necessary consent, approval, authorization, exemption, filing, licence, order, recording or registration, of any court or governmental agency or body, whether required by Applicable Law or by the Articles of Association or other corporate governance documents of each Party, at any time required to be taken, fulfilled or done.

4.4.         Abengoa and the Company undertake to use their best efforts to seek and secure the approvals under Clause 4.3.

5.         Legal Effect

It is understood that this MoU merely constitutes a statement of the present intentions of the Parties regarding the Corporate Governance Proposal and does not contain all matters upon which an agreement must be reached in order for the transactions contemplated herein to be completed and, therefore, with the exception of Clause 7.2, this MoU is not intended to be legally binding.  Nothing herein shall constitute any obligation on any Party to enter into any definitive agreement with respect to the Corporate Governance Proposal or otherwise and any Party hereto may give written notice to the other Party at any time end discussions and negotiations under or in connection with this MoU, without having to give reasons for doing so.

6.              Notice

6.1. Method of Delivery

All notices, requests, demands and other communications (each a “Notice”) required to be provided to the other Party pursuant to this MoU shall be in writing and shall be delivered (i) in person, (ii) by overnight courier service, or (iii) by facsimile transmittal, with a verification copy sent on the same day, to the other Party to MoU at the following address or facsimile number (or to such other address or facsimile number as Abengoa or the Company may designate from time to time pursuant to this Clause 6.1):

If to Abengoa:

Abengoa, S.A.
Campus Palmas Altas
1 Energía Solar Street
Seville, Spain

Attention: Aida Pérez Alonso
Facsimile No.: +34 917523350

If to the Company:

Great West House, GW1, 17th Floor

Great West Road

Brentford

Middlesex

United Kingdom

TW8 9DF

Attention: Irene M. Hernández
Facsimile No.: +34917523350

6.2. Receipt of Notices

All Notices sent by Abengoa or the Company under this MoU shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to this Clause 6).

6.3. Change of Address

Abengoa and the Company shall have the right to change their respective address and/or facsimile number for the purposes of this Clause 6 by providing a Notice of such change in address and/or facsimile as required under this Clause 6.

7.              Miscellaneous

7.1.         This MoU may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either party may enter into this MoU by executing any such counterpart.

7.2.         This MoU and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. All the Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this MoU and that accordingly any proceedings arising out of or in connection with this Deed shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

In witness whereof this MoU has been entered into on the date first stated above.

Signed  by
Abengoa S.A.
acting by Felipe Benjumea Llorente
as Executive Chairman

Signed by
Abengoa Yield plc
acting by Santiago Seage Medela
as Chief Executive Officer and Director